EXHIBIT 99.1

Harvard Bioscience Elects Alan Edrick to Board of Directors

HOLLISTON, Mass., Sept. 04, 2019 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) announced today that its Board of Directors has elected Alan Edrick to Harvard Bioscience’s Board of Directors, effective September 3, 2019.

Bertrand Loy, Lead Independent Director, said “After conducting a thorough search, we are very pleased to welcome Alan to our Board. Alan brings deep financial and accounting experience, as well as extensive expertise in M&A and capital allocation.”

Jim Green, Chairman, President and CEO, said, “Alan is a respected finance leader with both operational and technical experience, and has operated in both small and large businesses. He understands the life science industry and engineered products and services. I look forward to working with him and the rest of the Board as we outline and execute on our updated strategy and continue to improve the underlying performance of our business.”

“It is an exciting time to be joining Harvard Bioscience as the company embarks on its next chapter of value creation,” said Edrick. “I look forward to working with the company’s leadership team and my fellow directors as the company sets its sights on the future.”

Edrick, 51, has been the Executive Vice President and Chief Financial Officer of OSI Systems, Inc., a publicly traded multinational company with leading market positions in homeland security, patient monitoring and optoelectronics, since 2006. Before joining OSI, Edrick served as the CFO of BioSource International, Inc., a publicly traded biotechnology company, where he played a key role in the sale of the company to Invitrogen. Earlier in his career, he served as the CFO of North American Scientific, Inc., a publicly traded medical device and specialty pharmaceuticals company, and worked at Price Waterhouse LLP in roles of increasing responsibility. Edrick earned a Bachelor of Arts in economics/business from the University of California, Los Angeles (UCLA) and a Master of Business Administration from UCLA’s Anderson School of Management.

With the addition of Edrick, Harvard Bioscience’s Board of Directors is comprised of 6 members, 5 of whom are independent.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, websites, catalogs, and through distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France, Canada and China. For more information, please visit our website at www.harvardbioscience.com.

CONTACT:
Michael Rossi
Chief Financial Officer
Tel: 508 893 8999